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P R E S E N T A T I O N

Operator

Good day, ladies and gentlemen, and welcome to the Atlas Pipeline Holdings business update call. At this time, all participants are on listen-only mode. (Operator Instructions). As a reminder, there will not be a question-and-answer session for today’s call. I would now like to the call over to Mr. Brian Begley. Please proceed.

Brian Begley - Atlas Pipeline Holdings, L.P. - IR

Good afternoon, everyone. Thank you for joining us for today’s call to discuss the Atlas Pipeline Holdings announcement earlier today and the Partnership’s strategic future.

With us today is Ed Cohen, our Chairman of AHD, and Gene Dubay, our Chief Executive Officer.

Now as we get started, I would like to remind everyone that during this conference call, we will make certain forward-looking statements, and in this context, forward-looking statements often address our expected future business and financial performance and financial condition, often contain words such as expects, anticipates, and similar words or phrases. Forward-looking statements by their nature address matters that are uncertain and are subject to certain risks and uncertainties, which could cause actual results to differ materially from those projected in the forward-looking statements. We discuss these risks in our Quarterly Report on Form 10-Q and our Annual Report also on Form 10-K, particularly in Item 1.

Now, I would also like to caution you not to place undue reliance on these forward-looking statements which reflect management’s analysis only as the date hereof. The Company undertakes no obligations to publicly update our forward-looking statement or to publicly release the results of any revisions to forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

With that, I would like to turn the call over to our Chairman, Ed Cohen, for his remarks.

Ed Cohen - Atlas Pipeline Holdings, L.P. - Chairman

Hello, everyone. Our Company, Atlas Pipeline Holdings, L.P., which I am going to refer to generally as AHD, its New York Stock Exchange symbol, AHD announced today its agreement to acquire significant upstream energy assets from its parent, Atlas Energy, Inc.

On closing, this transaction will be immediately and significantly accretive to 2011 Distributable Cash Flow per unit, which is expected to increase in 2011 by approximately 250% to a range of $0.65 to $0.75 per common unit. Even more, and I am going to explain this in more detail shortly, the transaction will provide AHD with an E&P platform and will do so at precisely the time that a number of E&P companies, under compulsion sometimes, by choice sometimes, in order to meet commitments and/or pursue opportunities in America’s burgeoning shale plays, these companies are making available for sale a generous supply of producing properties with assured cash flows.

Now we are entering this E&P field at the right time. This phenomenon will offer the new AHD an opportunity to acquire secure revenues without undue risk in plays in areas that we know well. And don’t forget AHD still retains its control of — and a powerful financial interest in — Atlas Pipeline Partners, APL on the New York Stock Exchange. And that is a limited partnership that will benefit enormously from the series of transactions announced this morning.

In particular, AHD holds all the incentive distribution rights, the IDRs, in APL which entitles AHD to receive increasing percentages up to a maximum of 50% of any cash distributed by APL, once APL reaches certain target distribution levels in excess of $0.42 per APL common unit in any quarter. And of course, all this potential benefit comes without any additional investment from AHD. Pretty good arrangement.

In short, anything which is substantially good for APL tends to be great for AHD. And we believe that today’s announcements will prove to be extremely good for APL.

In this context, let me briefly review this morning’s announcement.

Atlas Energy, Inc. announced its entry into a definitive agreement to be acquired by Chevron Corporation in a transaction valuing Atlas Energy at $4.4 billion, which is to be paid in cash and shares of stock of AHD, all of which will be distributed to Atlas Energy shareholders. In connection with the agreement between Atlas Energy and Chevron, AHD has agreed that, prior to the merger, AHD will acquire from Atlas Energy approximately 175 billion cubic feet equivalent of natural gas, that is 35 million cubic feet equivalent per day of production, and certain other substantial energy assets owned by Atlas Energy.

For all these assets, AHD is paying to Atlas Energy $250 million comprised of $30 million in cash and $220 million in newly issued AHD units.

Following the issuance of these AHD units to Atlas Energy, Atlas Energy will own approximately 41 million units of AHD for about 73% of the outstanding units of AHD. All 41 million shares will be distributed, pro rata to shareholders of Atlas Energy, on effectuation of the merger.

Also, in connection with the agreement between Atlas Energy and Chevron, Atlas Parkers, APL, of which AHD is the general partner, APL has agreed to sell to Atlas Energy, Inc. its 49% interest in the Laurel Mountain joint venture for $403 million.

Gene and I intend now to discuss the new, in our opinion, far more valuable, Atlas Pipeline Holdings that should emerge from these transactions — an increase in value that reflects, in our opinion, two main benefits. First, there’ll be a sharp increase, I believe, in the and inherent value of AHD’s control of APL, and the value — and in the value of AHD’s financial interest in APL, especially those incentive distribution rights I spoke of, because APL itself will be far more valuable with much improved cash flow, reduced risk, the best balance sheet I think among its peers, and greatly improved prospects for the future, all of which Gene shortly will address.

Secondly, entirely separate from its interest in APL, AHD itself should now generate enormous cash net operating revenues, which we estimate initially at about $40 million annually. And that will occur through its acquisition as I indicated, from APL’s, of various cash flowing assets — mainly seasoned, producing, long-lived wells having very shallow decline rates.

AHD is also acquiring an annuity-like stream of service income from the investment partnerships owning these wells. Now this service income is highly profitable. It represents over $[15] million a year in cash margin and is generally payable on a priority basis above any other obligations of the wells’ working interest.

Since Appalachian wells generally have extremely long life expectancies and low-decline curves, we expect this income to continue with modest decline for decades into the future. More dynamically, AHD will now emerge, I believe, as a real factor, a player in the upstream MLP arena.

On closing, AHD will come into possession of a core team of energy professionals in geology, in natural gas engineering, in land, production and servicing. They will also represent a competency in sophisticated acquisition procedures and a focus on profitable expansion.

But unlike other upstream MLPs, AHD will have, in effect, a drop-down capacity in its ability to acquire additional interest in the existing, more than 60 limited partnerships that it will be managing as of the date of closing. These partnerships have interest in some 8,000 — 8,000 wells and approximately 52,000 limited partners. And those limited partners are entitled collectively to about two thirds of the revenue from these thousands of wells.

Now, I should note that much of AHD’s new cash flow will come from its ownership of approximately one third of the total interest in revenues in these wells, for which an affiliate will serve as general partner. If and when these limited partners choose to offer their interest to AHD, which they have a right to do at prices favorable to AHD, or should AHD decide to proactively to acquire additional limited partnership interest, AHD’s cash flow should improve yet further. And AHD may choose to organize new partnerships as the old Atlas has done for decades, generating additional service income and additional profitable carried energy interest.

This, too, could generate substantial additional profits since AHD, as I indicated, will have at its disposal the team of professionals that have made Atlas Energy America’s largest sponsor of tax-advantaged energy investment partnerships, generating over $1.5 billion of new funds under management in the past five years.

Furthermore, AHD will now be well-positioned to make further acquisitions from among the emerging, enormous supply of producing properties with assured cash flows, which are presently being offered or being prepared for offering at what we think will be or are favorable prices from E&P companies that are forced, as I indicated, or choosing to generate cash now.

The new AHD, you can see, will thus be far from the passive recipient of incentive distribution rights and other income from APL. But AHD will still own a 1.9% general partnership interest, all the incentive distribution rights and approximately 5.8 million common limited partner units of Atlas Pipeline Partners which is, of course, as you know, a leader in the Gathering and Processing segments of the midstream natural gas industry in the Mid-Continent region of Oklahoma, southern Kansas, and northern and western Texas.

Now, to discuss how today’s events affect APL, take it away, Gene Dubay.

Gene Dubay - Atlas Pipeline Holdings, L.P. - CEO, President and Director

As Ed has discussed, we announced earlier today that Atlas Pipeline Partners sold its Laurel Mountain partnership interest for approximately $400 million.

This joint venture had an enviable position in the Marcellus production area. That asset provides significant potential upside to the Company but it carried a great deal of risk for our unitholders.

In the most recent Laurel Mountain management meeting, we were presented with a partnership capital budget of $500 million for 2011. In order to meet the demands of that capital request, we would have needed to issue substantially more equity to maintain our leverage targets but we would not have seen the cash flow appropriate to support those units for several years at best.

Our strategic challenge today is to develop business opportunities that will give Atlas Pipeline Partners and AHD growth in earnings and cash flow that will enable the Company to increase the distributions to our unitholders in a meaningful and timely manner. We are seeing steady increases in our gathered volumes and our producer customers have significant developmental projects in the areas where we operate in Oklahoma and Texas.

We are presently evaluating projects that would necessitate our adding plant capacity at Velma [and] West Texas. At Velma today, we have over 90 million a day being processed — 9 million MCF being processed on a daily basis. At Chaney Dell today, our plants are full and, at West Texas, we are continuing to see our volumes increase across the plants.

Given our liquidity, we will begin to evaluate projects outside our existing operating areas, and we will pursue any opportunities in our core business which will enhance our unitholders’ returns. With the increases we have experienced in volumes and the improvement in prices quarter, we are anticipating DCF per unit of $0.45 in this quarter as opposed to 40 — as compared to $0.40 in the last quarter and DCF per unit of $0.50 will be achieved or exceeded in 2011 in this pricing environment.

We anticipate that the Atlas Pipeline distribution will reach or exceed $0.50 per unit in 2011.

We, the management team, have committed that we will endeavor to improve the operations and grow the business in such a way that unitholders will not be subject to outsized risks and will benefit from a steady growth in our Distributable Cash Flow. We achieved the objectives that we outlined more than a year ago. We are confident that we will achieve the objectives that we describe today. Thank you, Ed.

Ed Cohen - Atlas Pipeline Holdings, L.P. - Chairman

Now, friends, we would of course welcome the opportunity to answer questions and to impart further information. But we are constrained by quiet period considerations, and proxy statements and information statements relating to these transactions will now be in the process of preparation and the anticipated clearance by the Securities and Exchange Commission.

However we look forward to further contact with all of you, but only in compliance with legal strictures. Thus, for now, we thank you for listening and we wish you a pleasant day.

Operator

Thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect.

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